Exhibit 99.1

THE CHILDREN’S PLACE SETS 12% OPERATING MARGIN AND

$12.00 EPS TARGETS FOR FISCAL 2020 ENABLED BY ACCELERATED STRATEGIC INVESTMENTS

REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Delivers Q4 Comparable Retail Sales Increase of 8.2%

Reports Q4 GAAP Loss per Diluted Share of ($0.57) vs Earnings per Diluted Share of $1.86 in Q4 2016 and

Q4 Adjusted Earnings per Diluted Share of $2.52 vs $1.88 in Q4 2016, a 34% Increase

Repurchases $33 Million in Stock and Pays $7 Million in Dividends in Q4

Issues EPS Guidance of $7.95 to $8.20 for FY 2018 Compared to Adjusted EPS of $7.91 in FY 2017

Secaucus, New Jersey – March 20, 2018 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the fourteen weeks and fiscal year ended February 3, 2018.

Jane Elfers, President and Chief Executive Officer announced, “We have delivered consistent, industry-leading results for several years, with 2017 being our 4th consecutive year of positive comps. A large part of our success comes from our ability to grow market share through our unique and compelling product offering.  In addition, the successful execution of our strategic growth plan, which relies predominately on self-help initiatives, has enabled us to consistently deliver best in class returns for our shareholders.”

Ms. Elfers continued, “We delivered outstanding fourth quarter and full year 2017 results. Comparable retail sales increased 8.2% in the fourth quarter on top of a positive 6.9% comp in the fourth quarter of 2016. We achieved positive comparable retail sales in all channels and geographies. Gross margin, merchandise margin, adjusted operating margin, adjusted earnings per diluted share, AUR, ADS, UPT, transactions and conversion all exceeded last year for the quarter and for the full year. The fourth quarter was our 9th consecutive quarter of positive comps and our 12th consecutive quarter of merchandise margin expansion. Importantly, our store traffic has experienced sequential improvement for each of the past seven quarters. For FY 2017, comparable retail sales increased 5.8%.”

Ms. Elfers continued, “We are uniquely positioned to grow market share and we are focusing our accelerated investments in four key areas: digital technologies, supply chain optimization, our four-wall customer experience and our new China partnership that we announced today in a separate release. In addition, we expect to return significant capital to our shareholders this year through a three-pronged approach: a $125 million accelerated share repurchase program, a new $250 million share repurchase authorization, and a 25% increase in our dividend. Based upon the significant investments we are making to accelerate our transformation, our unique and consistently compelling product offering, our proven ability to grow market share, our strong operating fundamentals, our best-in-class management team, and most importantly, our long and consistent track record of delivering results, we now expect to achieve a 12% operating margin milestone by the end of 2020 with EPS of $12.00.”

Ms. Elfers concluded, “The Children’s Place is exceedingly well-positioned to deliver the next phase of our strategic growth plan and we look forward to continuing to reward our shareholders.”

1

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Tax Reform

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was enacted into law. This resulted in significant changes to the U.S. tax code, including decreasing the overall U.S. corporate income tax rate from 35% to 21%.  As a result of the Tax Act, the Company recorded a one-time tax charge of $51.8 million in the fourth quarter consisting of a deemed repatriation transition tax of $37.6 million, payable over 8 years, and $8.5 million of related foreign and state withholding taxes on our previously undistributed foreign earnings, as well as $5.7 million from the revaluation of deferred tax assets and liabilities. Based on guidance provided by the Securities and Exchange Commission, the deemed repatriation transition tax, related withholding taxes and the revaluation of deferred tax assets and liabilities are provisional amounts, which may be subject to adjustment during a measurement period not to exceed one year.  These charges are not included in our adjusted results.

Fourth Quarter 2017 Results

Net sales increased 9.4% to $570.0 million in the fourth quarter of 2017. Comparable retail sales increased 8.2% in the fourth quarter of 2017.

Net loss was ($9.9) million, or ($0.57) per diluted share, in the fourth quarter of 2017, compared to net income of $34.2 million, or $1.86 per diluted share, the previous year. Adjusted net income was $45.3 million, or $2.52 per diluted share, compared to adjusted net income of $34.6 million, or $1.88 per diluted share, in the fourth quarter last year.

Gross profit was $209.9 million in the fourth quarter, compared to $187.9 million in the fourth quarter of 2016. Adjusted gross profit was $211.1 million in the fourth quarter, compared to $187.9 million last year, and leveraged 90 basis points to 37.0% of sales, driven by the leverage of fixed expenses resulting from the strong comparable retail sales and our twelfth consecutive quarter of merchandise margin expansion. This was partially offset by the increased penetration of our ecommerce business which operates at a lower gross margin rate due to higher fulfillment costs.

Selling, general and administrative expenses were $137.8 million compared to $121.6 million in the fourth quarter of 2016. Adjusted SG&A was $134.4 million compared to $121.1 million in the fourth quarter last year and deleveraged 30 basis points as a percentage of net sales primarily as a result of the investment in our transformation initiatives, partially offset by the impact of the positive comparable retail sales and lower credit card fees.

Operating income was $51.9 million, compared to operating income of $48.7 million in the fourth quarter of 2016. Adjusted operating income in the fourth quarter of 2017 was $57.0 million, or 10.0% of net sales, compared to adjusted operating income of $50.0 million in the fourth quarter last year, leveraging 40 basis points compared to last year.

For the fourth quarter, the Company’s adjusted net income excludes net expenses of approximately $55.2 million, compared to excluded net expenses of approximately $0.4 million in the fourth quarter of 2016, in each case comprising certain items which the Company believes are not reflective of the performance of its core business. For the fourth quarter of 2017, these excluded items are primarily related to expenses associated with the new tax legislation as outlined above, in addition to restructuring costs, a provision for a legal settlement and asset impairment charges. For the fourth quarter of 2016, these excluded items are primarily related to charges due to a provision for foreign exchange control penalties, asset impairment charges and restructuring costs, offset by income due to a legal settlement and the release of reserves for prior year uncertain tax positions.

2

Fiscal Year to Date

Net sales increased 4.8% to $1,870.3 million in fiscal 2017. Comparable retail sales increased 5.8% in fiscal 2017.

Net income was $84.7 million, or $4.67 per diluted share, in fiscal 2017, compared to net income of $102.3 million, or $5.40 per diluted share, the previous year. Adjusted net income was $143.5 million, or $7.91 per diluted share, compared to $103.0 million, or $5.43 per diluted share. The $2.48, or 46%, increase in adjusted net income per diluted share includes a $0.93 benefit resulting from the accounting rules for the income tax impact on share-based compensation. Excluding this $0.93 benefit from the new accounting rules, adjusted net income per diluted share increased 29%.

Gross profit was $711.4 million in fiscal 2017, compared to $671.6 million in fiscal 2016. Adjusted gross profit was $713.2 million, or 38.1% of net sales, leveraging 50 basis points compared to last year.

Selling, general and administrative expenses in fiscal 2017 were $476.5 million, compared to $454.1 million in fiscal 2016. Adjusted SG&A was $466.1 million, compared to $454.1 million last year, leveraging 50 basis points compared to fiscal 2016.

Operating income was $161.5 million, compared to operating income of $147.4 million in fiscal 2016. Adjusted operating income was $178.9 million, or 9.6% of net sales, compared to $151.7 million, or 8.5% of net sales last year, leveraging 110 basis points.

During fiscal 2017, the Company’s adjusted net income excludes net expenses of approximately $58.8 million, compared to excluded net expenses of approximately $0.7 million in fiscal 2016, in each case comprising certain items which the Company believes are not reflective of the performance of its core business. For fiscal 2017, these excluded items are primarily related to expenses associated with the new tax legislation as outlined above, in addition to a provision for a legal settlement, asset impairment charges and restructuring costs, partially offset by income associated with the release of reserves for prior year uncertain tax positions. For fiscal 2016, these excluded items primarily related to asset impairment charges, a provision for foreign exchange control penalties and restructuring costs, offset by income due to a legal settlement and the release of reserves for prior year uncertain tax positions.

Store Openings and Closures

Consistent with the Company’s store fleet optimization initiative, we closed 13 stores and did not open any stores during the fourth quarter of 2017. The Company ended fiscal 2017 with 1,014 stores and square footage of 4.7 million, a decrease of 2.5% compared to the prior year. Since our fleet optimization initiative was announced in 2013, we have closed 169 stores.

The Company’s international franchise partners opened 24 points of distribution and closed 2 in the fourth quarter, and the Company ended the quarter with 190 international points of distribution open and operated by its 7 franchise partners in 19 countries.

Capital Return Program

During the fourth quarter of 2017, the Company repurchased 244,269 shares for approximately $33 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid a quarterly dividend of approximately $7 million, or $0.40 per share, in the quarter.

For fiscal 2017, the Company repurchased 1.01 million shares for approximately $119 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid dividends totaling approximately $28 million in fiscal 2017.

Since 2009, the Company has repurchased approximately $870 million of its common stock and, since 2014, paid over $66 million in dividends. At the end of the fourth quarter of 2017, approximately $245 million remained available for future share repurchases under the Company’s existing share repurchase program.

Additionally, in March 2018, the Company’s Board of Directors authorized a new $250 million share repurchase program and increased the quarterly dividend by 25% from $0.40 per share to $0.50 per share. The dividend for the first quarter is payable on April 27, 2018 to shareholders of record at the close of business on April 16, 2018.

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Conference Call Information

The Children’s Place will host a conference call today at 8:00 a.m. Eastern Time to discuss its fourth quarter and fiscal 2017 results and the Company’s outlook. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call. A conference call transcript will also be posted on our website.

Outlook

We are targeting an operating margin of 12% and EPS of $12.00 by the end of 2020. During the 2018 to 2020 period, we expect to invest approximately $50 million in incremental SG&A compared to 2017 levels on our transformation initiatives, consisting of $30 million in 2018, $15 million in 2019 and the remaining $5 million in 2020. We expect capex to be in the $75 million to $85 million range annually over this period, with the majority of this attributed to our transformation initiatives.

The Company is providing initial guidance for the first quarter and full year 2018.

For fiscal 2018, the Company expects net income per diluted share will be in the range of $7.95 to $8.20. This compares to adjusted net income per diluted share of $7.91 in fiscal 2017. This guidance assumes a comparable retail sales increase of approximately 2.5% to 3.5%.

The Company expects net income per diluted share in the first quarter of 2018 will be in the range of $2.12 to $2.22. This compares to adjusted net income per diluted share of $1.95 in the first quarter of 2017. This guidance assumes a low single digit comparable retail sales increase.

Additional details underlying the Company’s outlook for the first quarter and full year 2018 will be provided on the conference call and will also be available in the conference call transcript which will be posted on our website. An audio archive will also be available on the Company’s website.

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income, adjusted net income per diluted share, adjusted gross profit, adjusted SG&A, and adjusted operating income are non-GAAP measures, and are not intended to replace GAAP financial information and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business. The Company uses non-GAAP measures to evaluate and measure operating performance, including, to measure performance for purposes of the Company’s annual bonus and long-term incentive compensation plans. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of February 3, 2018, the Company operated 1,014 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 190 international points of distribution open and operated by its 7 franchise partners in 19 countries.

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Forward Looking Statement

This press release, and the above referenced conference call, contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share.  Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently.  These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 28, 2017. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the weakness in the economy which continue to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693

(Tables Follow)

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THE CHILDREN’S PLACE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year-to-Date Ended
	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	February 3,	January 28,	February 3,	January 28,
	2018	2017	2018	2017
Net sales	$569,972	$520,772	$1,870,275	$1,785,316
Cost of sales	360,046	332,918	1,158,920	1,113,723
Gross profit	209,926	187,854	711,355	671,593
Selling, general and administrative expenses	137,844	121,586	476,486	454,143
Asset impairment charges	529	808	5,190	4,026
Other costs	(4)	6	10	282
Depreciation and amortization	19,699	16,796	68,159	65,734
Operating income	51,858	48,658	161,510	147,408
Interest expense	122	13	(307)	(395)
Income before taxes	51,980	48,671	161,203	147,013
Provision for income taxes	61,878	14,475	76,505	44,677
Net income (loss)	$(9,898)	$34,196	$84,698	$102,336

Earnings (loss) per common share
Basic	$(0.57)	$1.90	$4.82	$5.51
Diluted	$(0.57)	$1.86	$4.67	$5.40

Weighted average common shares outstanding
Basic	17,359	17,982	17,569	18,584
Diluted	17,359	18,419	18,151	18,959

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THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year-to-Date Ended
	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	February 3,	January 28,	February 3,	January 28,
	2018	2017	2018	2017

Net income (loss)	$(9,898)	$34,196	$84,698	$102,336

Non-GAAP adjustments:
Provision for legal settlement	785	(1,627)	5,785	(1,627)
Restructuring costs	3,471	208	5,049	(319)
Asset impairment charges	529	808	5,190	4,026
Sales tax audit	373	-	791	-
Foreign exchange penalties	-	1,900	300	1,900
Insurance claim deductible	-	-	250	-
Proxy costs	-	-	-	12
DC exit costs	-	6	-	282
Aggregate impact of Non-GAAP adjustments	5,158	1,295	17,365	4,274
Income tax effect (1)	(1,747)	237	(6,250)	(915)
Prior year uncertain tax positions (2)	-	(1,100)	(4,048)	(2,680)
Impact of Tax Act	51,776	-	51,776	-
Net impact of Non-GAAP adjustments	55,187	432	58,843	679

Adjusted net income	$45,289	$34,628	$143,541	$103,015

GAAP net income (loss) per diluted share	($0.57)	$1.86	$4.67	$5.40

Adjusted net income per diluted share	$2.52	$1.88	$7.91	$5.43

(1)	The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

(2)	Prior year tax related to uncertain tax positions.

	Fourth Quarter Ended		Year-to-Date Ended
	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	February 3,	January 28,	February 3,	January 28,
	2018	2017	2018	2017

Operating income	$51,858	$48,658	$161,510	$147,408

Non-GAAP adjustments:
Provision for legal settlement	785	(1,627)	5,785	(1,627)
Restructuring costs	3,471	208	5,049	(319)
Asset impairment charges	529	808	5,190	4,026
Sales tax audit	373	-	791	-
Foreign exchange penalties	-	1,900	300	1,900
Insurance claim deductible	-	-	250	-
Proxy costs	-	-	-	12
DC exit costs (income)	-	6	-	282
Aggregate impact of Non-GAAP adjustments	5,158	1,295	17,365	4,274

Adjusted operating income	$57,016	$49,953	$178,875	$151,682

7

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended		Year-to-Date Ended
	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	February 3,	January 28,	February 3,	January 28,
	2018	2017	2018	2017

Gross Profit	$209,926	$187,854	$711,355	$671,593

Non-GAAP adjustments:
Restructuring costs	1,177	-	1,554	(125)
Insurance claim deductible	-	-	250	-
Aggregate impact of Non-GAAP adjustments	1,177	-	1,804	(125)

Adjusted Gross Profit	$211,103	$187,854	$713,159	$671,468

	Fourth Quarter Ended		Year-to-Date Ended
	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	February 3,	January 28,	February 3,	January 28,
	2018	2017	2018	2017

Selling, general and administrative expenses	$137,844	$121,586	$476,486	$454,143

Non-GAAP adjustments:
Provision for legal settlement	(785)	1,627	(5,785)	1,627
Restructuring costs	(2,294)	(208)	(3,495)	194
Sales tax audit	(373)	-	(791)	-
Foreign exchange penalties	-	(1,900)	(300)	(1,900)
Proxy costs	-	-	-	(12)
Aggregate impact of Non-GAAP adjustments	(3,452)	(481)	(10,371)	(91)

Adjusted Selling, general and administrative expenses	$134,392	$121,105	$466,115	$454,052

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	February 3,	January 28,
	2018	2017*
Assets:
Cash and cash equivalents	$244,519	$193,709
Short-term investments	15,000	49,300
Accounts receivable	26,094	31,413
Inventories	324,435	286,343
Other current assets	46,456	50,398
Total current assets	656,504	611,163

Property and equipment, net	258,537	264,280
Other assets, net	25,187	35,056
Total assets	$940,228	$910,499

Liabilities and Stockholders' Equity:
Revolving loan	$21,460	$15,380
Accounts payable	210,300	178,208
Accrued expenses and other current liabilities	128,764	135,609
Total current liabilities	360,524	329,197

Other liabilities	106,005	85,015
Total liabilities	466,529	414,212

Stockholders' equity	473,699	496,287

Total liabilities and stockholders' equity	$940,228	$910,499

*	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

9

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	53 Weeks Ended	52 Weeks Ended
	February 3,	January 28,
	2018	2017

Net income	$84,698	$102,336
Non-cash adjustments	139,122	87,512
Working Capital	(9,437)	9,444
Net cash provided by operating activities	214,383	199,292

Net cash used in investing activities	(25,145)	(44,252)

Net cash used in financing activities	(140,600)	(155,048)

Effect of exchange rate changes on cash	2,172	6,183

Net increase in cash and cash equivalents	50,810	6,175

Cash and cash equivalents, beginning of period	193,709	187,534

Cash and cash equivalents, end of period	$244,519	$193,709

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